DAVID T. THOMSON PC
Certified Public Accountants
P.O. Box 571605
Murray, UT 84157
(801) 966-9481



United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

I have read Item 4 of the Form 8-K filed June 2, 2004, of Skreem Entertainment Corporation (formerly Stanford Capital Corporation and Ecological Services, Inc.) and I have the following comments:

1. I agree with the statements made in subsection (a) entitled Previous Independent accountants except for the following. First, in item (ii) the date of my report was April 18, 2002 and not April 10, 2003 for the year ended March 31, 2002. Second, I have no basis on which to agree or disagree with item (iii). Finally, as to item (vi), no such letter was requested by Registrant to me and I did not prepare the mentioned letter for Registrant. Regarding subsection (b) entitled New Independent accountants, I have no basis on which to agree or disagree with the statements in this subsection.

2. I was made aware of my dismissal as auditor on May 3, 2004 on March 22, 2005. From August 2002 until March 22, 2005, I had no communications with the Company, its Management or the Company's legal counsel.


Very truly yours,

/s/ David T. Thomson PC
David T. Thomson PC

March 25, 2005